Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT TERMINATION BENEFITS AGREEMENT
     AGREEMENT, as adopted on November 11, 1999 and amended on August 23, 2006 and December 1, 2010, made this _____ day of                     , 20___, and effective the ____ day of                     , 20___, between MOOG INC., a New York corporation with an office and place of business at Jamison Road, East Aurora, New York 14052 (the ‘Company’), and                                         ,                                         , New York, _____, (“Executive”).
RECITALS:
     A. Executive is presently employed by Company; and
     B. The Board of Directors of Company (the “Board”) recognizes that Executive’s contribution to the growth and success of Company has been substantial; and
     C. Board desires to provide for continued employment of Executive and to establish appropriate employment arrangements which Board has determined will reinforce and encourage Executive’s continued attention and dedication to the Company’s business and success as a member of the Company’s management, furthering the best interest of the Company and its Shareholders; and
     D. Executive is willing to commit himself to continue to serve Company on the terms and conditions herein provided.
     NOW, THEREFORE, in consideration of the mutual promises and the respective covenants and agreements of the parties herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS
     Section 1.1. Terms Defined. In addition toy words and terms elsewhere defined herein, the following words and terms shall have the meanings indicated below unless the context or use indicates a different meaning:
     (a) “CAUSE” shall mean:
          (1) Any harmful act or omission that constitutes a willful and a continuing material failure by the Executive to perform the material and essential obligations under this Agreement (other than as a result of death or total or partial incapacity due to physical or mental illness); or
          (2) The Executive’s conviction of a felony, or any willful perpetration by the Executive of a common law fraud upon the Company; or
          (3) Any willful misconduct or bad faith omission by the Executive constituting dishonesty, fraud or immoral conduct, which is materially injurious to the financial condition or business reputation of the Company.
     Anything in this definition to the contrary notwithstanding, the termination of the Executive’s employment by the Company is not considered to have been for cause if the termination resulted from: Bad judgment or mere negligence on the part of the Executive; or an act or omission by the Executive without intending to gain, directly or indirectly, a substantial personal profit to which the Executive was not legally entitled; or an act or omission by the Executive that the Executive believed in good faith to have been in the interests of the Company or not opposed to such interests.

     (b) A “CHANGE OF CONTROL” shall mean the transfer in one or more transactions, extending over a period of not more than 24 months of Common Stock of the Company possessing 25% or more of the total combined voting power of all Class A and Class B Shares of Common Stock. A transfer shall be deemed to occur if shares of Common Stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of such Common Stock.
     (c) “COMMON STOCK” shall mean the Class A and Class B $100 par value shares of the capital stock of the Company, as well as all other securities with voting rights or convertible into securities with voting rights.
     (d) “COMPENSATION” shall mean the base pay plus profit share and any bonus paid to Executive in any one fiscal year; provided, however, that if any profit share was not paid but would have been payable under the terms of the Profit Share Plan, Compensation shall include the amount of such unpaid profit share calculated in accordance with the terms of the profit share plan. “AVERAGE ANNUAL COMPENSATION” shall mean the average of the Compensation paid to Executive for the three highest years of the five years preceding termination. “MONTHLY PAYMENT” shall mean the average Annual Compensation divided by 12.
     (e) “COMPENSATION COMMITTEE” shall mean the Executive Compensation Committee of’ Board, as it is constituted from time to time.
     (f) “COMPANY” shall mean MOOG INC., as well as any successors or assigns of MOOG INC., whether by transfer, merger, consolidation, acquisition of all or substantially all of the business assets, change in identity, or otherwise by operation of law and for purposes of employment of Executive shall also mean any parent, subsidiary or affiliated entity to whom Executive’s services may be assigned.
     (g) “DISABILITY” shall mean the inability of Executive to perform a substantial portion of his duties hereunder for a continuous period of 6 months or more.
     (h) “EFFECTIVE DATE” shall mean the date of this Agreement.
     (i) “INVOLUNTARY TERMINATION OF EMPLOYMENT” shall mean a severance of the Executive’s employment relationship prior to age 65, other than for death, Disability, Retirement, or Cause, by or at the instigation of Company or by or at the instigation of Executive where Executive’s pay has been diminished or reduced to a greater extent than any diminution or reduction of Company’s Executives generally, or where there has been a Change of Control, Involuntary Termination of Employment shall also include a termination of the employment relationship by Executive (whether before or after age 65), within two years of the Change of Control, in those circumstances where the duties, responsibilities, status, base pay or perquisites of office and employment have been diminished or downgraded, or substantially increased (other than base pay) without Executive’s actual or implied consent; provided, however, that a general increase or decrease in base pay which is approved by a majority of those executives who are parties to agreements similar to this Agreement will be considered as having been consented to for purposes of this Agreement.
     (j) “RETIREMENT” shall mean the election of Executive to retire from active employment with Company at the end of the month in which Executive attains 65 years of age or thereafter. Retirement shall also mean a similar election by Executive prior to age 65, where Executive elects to receive early Retirement benefits under the Moog Inc. Employees’ Retirement Plan or any successor Company Retirement Plan.

     (k) “TERM OF EMPLOYMENT” means the period commencing on the effective date and expiring on the earliest to occur of (i) Executive’s death, Disability or Retirement, (ii) the Voluntary Termination of Employment by Executive, or (iii) Termination for Cause of Executive’s employment.
     (l) “TERMINATION FOR CAUSE” shall mean severance of the Employment relationship based upon or brought about by Cause as defined in paragraph (a) above.
     (m) “VOLUNTARY TERMINATION OF EMPLOYMENT” shall mean a severance of the Employment relationship by or at the instigation of Executive, other than a termination occurring upon a Change of Control as defined in paragraph (b) above, or upon death, Disability or Retirement.
     (n) “YEAR OF SERVICE” shall have the same meaning as defined in the Moog Inc. Employees’ Retirement Plan for benefit accrual purposes.
ARTICLE II.
EMPLOYMENT, TERM, DUTIES
     Section 2.1. Employment. Company hereby hires Executive, and Executive agrees to serve Company, for a term beginning on the Effective Date of this Agreement, and ending on the last day of the Term of this Agreement.
     Section 2.2. Term. The term of this Agreement shall begin on the Effective Date, and shall end as provided in Section 5.1. Unless benefits under this Agreement are being provided at that time, this Agreement shall also end upon Executive’s attainment of age 65; provided, however, that upon the request of Executive, the Company in its sole discretion may agree to year-by-year continuations of this Agreement after Executive’s attainment of age 65.

     Section 2.3. Capacity. Executive shall serve in such Executive or Managerial capacity as the Board of Directors or the Chief Executive Officer of the Company shall determine, and shall have all of the duties, responsibilities, obligations and privileges commensurate with such position.
     Section 2.4. Duties. Executive agrees to devote his fill business time and energy to the business and affairs of Company and to utilize his best efforts, skill and abilities to promote such interest, performing such duties as may be assigned on the executive level. Company agrees that Executive shall have such powers and authority as shall reasonably be required to enable Executive to discharge his duties in an efficient manner.
     Section 2.5. Base of Operations. Company agrees that Executive’s base of operations shall be Executive’s location as of the effective date of this Agreement. Although Executive recognizes that substantial traveling may be required in connection with employment, Executive shall not be required to operate from any other area without Executive’s prior consent.
ARTICLE III.
COMPENSATION AND BENEFITS
     Section 3.1. Base Salary and Profit Share. During the Term of Employment, Company shall pay Executive for all services to be rendered as set forth herein, a base salary as determined from time to time by the Compensation Committee, plus a Management Profit Share Award under the Profit Share Plan. The base salary shall be payable in periodic installments not less frequently than on a monthly basis. Any Profit Share Award shall be payable annually in the month of January.
     This Agreement shall not be deemed abrogated or terminated if Company, in its discretion, shall determine to modify the base compensation of Executive for any period of time,

and Executive accepts such modification, but nothing herein contained shall be deemed to obligate Company to make any increase in base compensation.
     Section 3.2. Other Employment Benefits. Executive shall be entitled to all rights and benefits for which he shall be eligible under any Retirement, Profit Sharing, Employee Stock Purchase Plan, Savings and Investment Plan, Business Travel, Group Life, Disability, Accident or Health Insurance, Vacation, and other benefit plans which Company provides for its employees generally, as well as for any Stock Option, Incentive Compensation, Deferred Compensation, Extended Vacation, Supplemental Retirement, Club Memberships, Supplemental Medical and Life Insurance coverages and similar benefit plans which Company provides for executive personnel having duties and responsibilities similar to those of Executive.
     Section 3.3. Reimbursement of Expenses. Company shall provide Executive with an automobile or an allowance for automobile use and shall pay or reimburse Executive for all reasonable traveling or other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement upon presentation of expense statements or vouchers, and such other supporting information as it may from time to time request.
     Section 3.4. Death Benefit. Company agrees that in the event of the death of Executive during the continuation of the term of employment hereunder, Executives base salary shall continue to be paid to Executive’s widow, or to Executive’s estate, for a period of six months following the date of such demise.
ARTICLE IV.
NON COMPETITION, CONFIDENTIAL DATA
     Section 4.1. Non-Competition. During the term of this Agreement, and in the event of Involuntary Termination upon a Change in Control until the last payment of any benefits to Executive under this Agreement, Executive will not directly or indirectly enter the employ of, or render any service to any customer or former customer, or any other person, partnership, association or corporation engaged in any business engaged in by Company during the term of this Agreement, and Executive will not engage in any such business on his own account, nor become interested in any such business, directly or indirectly as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity.
     Section 4.2. Confidential Information. Executive agrees, during the term of this Agreement and thereafter, not to use or make use of nor to divulge to anyone other than authorized personnel or representatives of Company, any information or knowledge relating to the business, business methods or techniques of Company including, without being limited to, information about accounting procedures, training methods or techniques, data, processes, research manufacturing formulae, costing, sales prospects, customers’ or suppliers’ lists, bidding formulae, sales, profits or costs, except to the extent that Executive can establish the same to be generally known to the public or recognized as standard practice in the business in which Company is engaged or to the extent Executive is required to divulge such information or knowledge in connection with any legal proceeding.
     Section 4.3. Patents and Inventions. Executive agrees that any patents, inventions, improvements, discoveries, formulae or processes which he may obtain, make or conceive during the period of employment hereunder, shall be the sole and exclusive property of Company, and that he will sign and execute any and all applications, assignments or other instruments necessary or appropriate to assign, convey or otherwise make available exclusively to Company all such patents, inventions, improvements, discoveries, formulae or processes.

     Section 4.4. Enforcement. Executive agrees that in the event of a breach or threatened breach by Executive of any provision of this Article, Company may institute legal proceedings to compel Employee compliance hereunder, including injunctive relief and any other remedy provided in law or equity. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fill extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
     In the event of such judicial modification, Company may, if it determines in its sole judgment that such action is contrary to the best interests of Company, within ten days after notification of such modification, terminate all obligations of Company under this Agreement by giving Executive not less than 15 days notice of such termination.
ARTICLE V.
TERMINATION
     Section 5.1. Termination of Employment. Executives employment by Company shall terminate on the earliest to occur of (a) Executive’s death, Disability or Retirement, (b) Voluntary Termination of Employment by Executive, or (c) Termination for Cause of Executives employment. In any such event this Agreement shall also terminate other than for the provisions of Articles IV, VI and VII and Section 3.4, which shall survive such Termination.
     The existence of Disability, as defined herein, shall be determined in the sole judgment of the Compensation Committee, and effective upon delivery to Executive of written notice that such determination has been made, Executive’s employment shall be terminated and Executive shall be removed from all positions, as an Officer or Director, with Company.

     Section 5.2. Effect of Involuntary Termination. This Agreement shall survive an Involuntary Termination of Employment.
     Section 5.3. Executive Obligations Upon Termination. Executive agrees that upon termination of services under this Agreement, for any cause whatsoever, be will deliver to Company all documents, drawings, papers, computer tapes or discs, notes, memoranda, handbooks, manuals, and all other tangible material on which information is stored or recorded, and all copies thereof which Executive has in his control or possession in any way related to the business of Company, its customers, suppliers or affiliates.
ARTICLE VI.
BENEFITS UPON TERMINATION
     Section 6.1. Death, Disability, Retirement. In the event of termination upon death, Executive’s surviving spouse or estate shall be entitled to the benefit provided in Section 3,04, life insurance benefits, the limited right (to the extent permitted by the terms of the applicable stock option plan or the grant thereunder) to exercise any outstanding options owned within the one year period after the date of death but not later than the expiration date(s) of such stock options or if such exercise is not permitted an amount equal to the bargain element of such options shall be paid, any death benefits which may be provided under any Company Retirement Plan or Supplemental Retirement Plan, the limited right to receive a payment in cash for any unutilized vacation benefits accrued for Executive, as well as any other benefits provided generally by Company to its executives upon death.
     Termination of the employment relationship by virtue of Retirement of Executive shall entitle Executive to all retirement benefits provided generally by Company to its Executives upon retirement including benefits under any Company Retirement Plan or Supplemental

Retirement Plan, insurance benefits provided upon Retirement, the limited right (to the extent permitted by the terms of the applicable stock option plan or the grant thereunder) to exercise any stock options previously granted to Executive within the one year period after the date of Retirement but not later than the expiration date(s) of such stock options or if such exercise is not permitted an amount equal to the bargain element of such options shall be paid, and the limited right to receive a payment in cash for any unutilized vacation benefits accrued for Executive.
     In the event that employment is terminated by virtue of Disability as determined under Section 5.01. Executive shall be entitled to all basic and long term Disability benefits which may be provided generally under Plans made available by Company to its executives, including any rights which may be available upon disability under any Company Retirement Plan or Supplemental Retirement Plan, as well as the limited right (to the extent permitted by the terms of the applicable stock option plan or the grant thereunder) to exercise any stock options previously granted to Executive within the one year period after becoming disabled but not later than the expiration date(s) of such stock options or if such exercise is not permitted an amount equal to the bargain element of such options shall be paid, and the limited right to receive a payment in cash for any unutilized vacation benefits accrued for Executive.
     Section 6.2. Termination For Cause. Upon termination of Executive’s employment for Cause, Executive shall be entitled to his base salary up to the date of such termination, as well as any vested benefits under any Company Retirement Plan or Supplemental Retirement Plan. Under such termination, Executive shall not be entitled to participate in any Profit Share Award or Incentive Compensation payable after the date of termination, but will be eligible to receive a payment in cash for any unutilized vacation benefits accrued for Executive.

Unless otherwise provided by law, Executive shall not have the right or privilege of exercising any stock options held by Executive and issued under any stock option plan of the Company.
     Section 6.3. Voluntary Termination of Employment. In the event of Executive’s Voluntary Termination of Employment with Company, Executive shall be entitled to his employment benefits up to the date of termination, including any vested benefits under any Company Retirement Plan or Supplemental Retirement Plan, but unless any Profit Share Award or Incentive Compensation is payable prior to such termination, Executive shall not receive any such payment. Executive shall receive a payment in cash for any unutilized vacation benefits accrued for Executive. Executive shall have the limited right (to the extent permitted by the terms of the applicable stock option plan or the grant thereunder) to exercise any stock options previously granted to Executive within three months after the date of such Voluntary Termination of Employment but not later than the expiration date(s) of such stock options or if such exercise is not permitted an amount equal to the bargain element of such options shall be paid. Notwithstanding the foregoing, if Executive dies within three months from the date of the Voluntary Termination of Employment, his stock options (to the extent permitted by the terms of the applicable stock option plan or the grant thereunder) may be exercised within the one year period after the date of such Voluntary Termination of Employment but not later than the expiration date(s) of such stock options or if such exercise is not permitted an amount equal to the bargain element of such options shall be paid.
     Section 6.4. Involuntary Termination of Employment. In the event of the Involuntary Termination of Employment of Executive, Executive shall be entitled to any vested benefits under any Company Retirement Plan or Supplemental Retirement Plan, Executive shall be entitled to continue at Company’s expense for one year Club Memberships held by Executive for which reimbursement was provided by Company, Executive, for a period of one year, will continue to be provided with an automobile, or reimbursement of automobile expense, Executive shall be entitled to receive fill Profit Share and Incentive Compensation for credited service and Company performance up to the date of termination. Executive shall have the right (to the extent permitted by the terms of the applicable stock option plan or the grant thereunder) to exercise any stock options held by Executive at the date of termination within the one year period after the date of such Involuntary Termination of Employment but not later than the expiration date(s) of such stock options or if such exercise is not permitted an amount equal to the bargain element of such options shall be paid. Executive shall also receive for one year after Termination the same Health, Life and Disability Insurance coverages, for which he was eligible during employment. Executive shall also receive a payment in cash for any unutilized vacation benefits accrued for Executive. In addition, Executive shall be provided with Company paid professional Out-Placement Service to assist Executive in securing other employment; provided, however, that all out-placement expenses covered under this arrangement must be incurred and paid or reimbursed before the end of the second calendar year following the calendar year in which the termination occurs. Notwithstanding the foregoing, if the Executive dies within three months from the date of the Involuntary Termination of Employment, his stock options (to the extent permitted by the terms of the applicable stock option plan or the grant thereunder) may be exercised within the one year period after the date of such Involuntary Termination of Employment but not later than the expiration date(s) of such stock options or if such exercise is not permitted an amount equal to the bargain element of suck options shall be paid.
     Section 6.5. Continuation of Compensation. In addition to the benefits of Section 6.04, upon Involuntary Termination of Employment Executive shall continue to receive

Monthly Payments for that number of months set forth in the table below, based upon the Years of Service of Executive with Company.

YEARS OF SERVICE		MONTHS OF
More Than	Less Than	COMPENSATION CONTINUATION
0	10 years	12 months
10	11 years	13 months
11	12 years	14 months
12	13 years	15 months
13	14 years	16 months
14	15 years	17 months
15	16 years	18 months
16	17 years	19 months
17	18 years	20 months
18	19 years	21 months
19	20 years	22 months
20	21 years	24 months
21	22 years	25 months
22	23 years	26 months
23	24 years	27 months
24	25 years	28 months
25	26 years	30 months
26	27 years	31 months
27	28 years	32 months
28	29 years	33 months
29	30 years	34 months
more than 30 years		36 months
     Section 6.6. Involuntary Termination — Change of Control. In the event that an Involuntary Termination of Employment of Executive occurs by virtue of a Change of Control, Executive shall receive all of the benefits set out in Section 6.4 above. Executive shall receive Monthly Payments far the number of months indicated in the table below.

YEARS OF SERVICE		MONTHS OF
More Than	Less Than	COMPENSATION CONTINUATION
0	3 years	12 months
3	10 years	24 months
10	15 years	27 months
15	20 years	30 months
more than 20 years		36 months
     Section 6.7. Timing of Option Payment. If it is determined that the limited right to exercise stock options for an extended period under Sections 6.1, 6.3 and 6.4 is not permitted, resulting in a payment to the Executive of an amount equal to the bargain element of the options, that payment, subject to Section 6.8, will be made in a single lump sum cash payment as soon as practicable following the Executive’s termination on account of death, Retirement, Disability, Voluntary Termination of Employment, or Involuntary Termination of Employment, as the case may be.
     Section 6.8. Six-Month Delay. Notwithstanding any other provision in this Agreement, if it is determined that the Executive is a Specified Employee and that any amount, fringe benefit or reimbursement payable under this Agreement (a) is subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”), and (b) is payable solely because the Executive has “separated from service” within the meaning of Code Section 409A, no payments or reimbursements will be paid prior to the date that is six months after the date of separation from service (or, if earlier, the date of death of the Executive). Payments, including reimbursements, to which an Executive would otherwise be entitled during the first six months following the date of separation from service will be accumulated and paid, along with any interest, on the day that is six months after the date of separation from service. During the period of payment suspension, all amounts accumulated will earn interest. Interest will be calculated using the average of the monthly borrowing rate under the Company’s principal U.S. credit facilities or its equivalent for the six months prior to termination of service. Interest due the Executive will be determined by multiplying each delayed payment by the interest rate as determined, with the product then multiplied by a fraction, the numerator of which is the number of months each payment was delayed and the denominator of which is 12. For purposes of this Section a “Specified Employee” is an employee who is determined to be a “specified employee” within the meaning of Code Section 409A and related guidance, based on an identification date of December 31. If the Executive is a Specified Employee at any time during a 12-month period ending on December 31, he will be deemed to be a Specified Employee for the 12-month period commencing the following April 1.
ARTICLE VII.
ARTICLE VII- MISCELLANEOUS
     Section 7.1. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered, electronically transmitted, or mailed, first class postage prepaid, addressed to Company at Jamison Road and Seneca Street, East Aurora, New York 14052 (with a copy to Hodgson Russ LLP, attention John B. Drenning, Esq., 140 Pearl Street, Suite 100, Buffalo, New York 14202-4040), or to Executive at the address on the first page, or such other address as may be designated by notice in accordance with the provisions of this Section.
     Section 7.2. Arbitration. All disputes, differences and controversies arising under or in connection with this Agreement, including but not limited to its interpretation,

construction, performance or application, shall be settled and finally determined by arbitration in the City of Buffalo, New York, under the then existing rules of the American Arbitration Association.
     Section 7.3. Entire Agreement. This instrument contains the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any prior agreement or understanding, and no amendment, modification or waiver of any provision hereof shall be valid unless it be in writing and signed by Company and Executive.
     Section 7.4. Non-Waiver. The waiver of, or failure to take action with regard to, any breach of any term or condition of this Agreement shall not be deemed to constitute a continuing waiver or a waiver of any other breach of the same or any other term or condition.
     Section 7.5. Paragraph and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way, the meaning or interpretation of this Agreement.
     Section 7.6. Gender and Number. The masculine gender used herein shall be deemed to include the feminine and neuter genders, and vice versa, and the singular or plural, shall be deemed to include the plural or singular, as the case may be, when required by the context, and the word “person” shall include corporation, firm, partnership or other form of association.
     Section 7.7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any of which shall be deemed an original, and all of which together shall constitute one and the same instrument, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

     Section 7.8. Persons Bound — Non-Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto, their legal representatives, heirs, distributees, successors and assigns. Except as expressly stated herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement. Neither this Agreement nor any rights hereunder shall be assignable by Executive.
     Section 7.9. Guarantee of Company. If Executive’s services are assigned to any parent, subsidiary or affiliate of Company, Company shall remain liable as a guarantor of the obligations hereunder.
     Section 7.10. Inconsistent Provisions. If any provision of this Agreement is inconsistent with any provision or any Plan or Resolution (including the Severance Pay Resolution) providing benefits substantially similar to those provided by this Agreement or any other document required or executed pursuant to this Agreement, the provisions of this Agreement shall be controlling.
     Section 7.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to the other person and circumstances shall not be affected thereby and each term and condition of the Agreement shall be valid and enforced to the fullest extent permitted by law.
     Section 7.12. Choice of Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the choice of law principles of those laws.
     Section 7.13. No Conflicting Agreement. Executive represents and warrants to Company that he is not a party to, or bound by, any agreement, understanding or plan which would interfere with or prevent performance under this Agreement. Company similarly represents and warrants to Executive.
     Section 7.14. Attorney’s Fees. In the event that any dispute or difference arising under or in connection with this Agreement results in arbitration or litigation, Company shall reimburse Executive for all reasonable Attorney’s Fees and expenses if Executive prevails in such proceeding.
     Section 7.15. Authorization. Company represents to Executive that this Agreement has been duly approved by its Board of Directors and execution by an appropriate officer duly authorized.
     Section 7.16. Code Section 409A Savings Clause. Notwithstanding any other provision in this Agreement, to the extent any amounts payable under this Agreement (a) are subject to Code Section 409(A), and (b) the time or form of payment of those amounts would not be in compliance with Code Section 409A, then, to the extent possible, payment of those amounts will be made at such time and in such a manner that payment will be in compliance with Code Section 409A. If the time or form of payment cannot be modified in such a way as to be in compliance with Code Section 409A, then the payment will be as otherwise provided in this Plan, disregarding the provisions of this Section.
     Section 7.17. 409A Liability Limitation. Benefits under the Agreement are intended to comply with the rules of Code Section 409A and will be construed accordingly. However, the Company will not be liable to any Executive or beneficiary with respect to any benefit related adverse tax consequences arising under Section 409A or other provision of the Code.

     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the day and year first above written.

MOOG INC.

WITNESS:

By

WITNESS:

[NAME], Executive